EXHIBIT 1


Pursuant to Item 8, the members of the MSDW, Silver and Horrigan Group that have filed this Schedule 13G pursuant to Rule 13d-1(d) are:

   (i)   The Morgan Stanley Leveraged Equity Fund II, L.P.

  (ii)   Morgan Stanley Leveraged Equity Fund II, Inc.

 (iii)   Morgan Stanley Dean Witter & Co.

  (iv)   R. Philip Silver

   (v)   D. Greg Horrigan

  (vi)   Silver Family Limited Partnership

 (vii)   Horrigan Family Limited Partnership

(viii)   S&H Inc.




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